Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF

FULGENT DIAGNOSTICS, INC.

The undersigned, Ming Hsieh, hereby certifies that:

1.He is the President of Fulgent Diagnostics, Inc., a Delaware corporation (the “Corporation”).

2.The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 13, 2016.

3.Article 1 of the Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

The name of the corporation is Fulgent Genetics, Inc. (the “Corporation”).

4.This Certificate of Amendment has been duly adopted by the Board of Directors of this Corporation in accordance with Sections 242 and 141 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on August 2, 2016.

/s/ Ming Hsieh

Ming Hsieh, President

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